Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in the Offering Statement on Form 1-A of Revival AI Inc., of our report dated September 28, 2020 on our audit of the balance sheets of Revival AI LLC as of December 31, 2018 and 2019 and June 30, 2020, and the related statements of operations, changes in owners’ equity and cash flows for the years ended December 31, 2018 and 2019 and for 6 months ended June 30, 2020, and the related notes to the financial statements.

George Dimov CPA

November 3, 2020